EXHIBIT 10.7

DAYSTAR TECHNOLOGIES, INC.

EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of DayStar Technologies, Inc. (the “Company”):

Optionee:

Grant Date:

Vesting Commencement Date:

Type of Stock:	Common Stock

Exercise Price:	$ per share

Number of Option Shares:	_____

Expiration Date:	10 years from Grant Date. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

Type of Option:	Nonstatutory

Incentive

Vesting Schedule:	This option becomes exercisable with respect to the first % of the Shares subject to this option when you complete months of continuous Services (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option becomes exercisable with respect to an additional % of the Shares subject to this option when you complete each month of Service.

You and the Company agree that this option is granted under and governed by the terms of the Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

Notice of Stock Option Grant

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

OPTIONEE:	DAYSTAR TECHNOLOGIES, INC.

By:

Title:

Address

Notice of Stock Option Grant

DAYSTAR TECHNOLOGIES, INC.

EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment

This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if either of the following events occurs:

•	Your Service terminates because of retirement at or after age 65, total and permanent disability, or death; or

•	The Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” (as defined in the Plan) within 12 months after the Change in Control.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term

This option expires in any event at the close of business at Company headquarters on the date before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. It will expire earlier if your Service terminates, as described below.

•	Regular Termination

If your Service terminates for any reason except termination for Cause or by reason of death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date.

•	Termination for Cause

If your Service is terminated for Cause, then this option will expire at the close of business at Company headquarters on your termination date.

Stock Option Agreement

•	Death

If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

•	Disability

If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave, or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law.

Notice Concerning Leaves of Absence and ISO Treatment

Even if this option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent that it is exercised more than three months after the date when you have been on a leave of absence for 90 days, unless your right to be reemployed following the leave of absence is guaranteed by statute or by contract.

Restriction on Exercise

The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by completing and delivering to the Company a “Notice of Exercise” form. Your purchase of shares will be effective when the Company receives a properly completed Notice of Exercise form with payment of the exercise price in one of the forms described below.

Stock Option Agreement

Form of Payment

When you submit your Notice of Exercise, you must include payment of the option exercise price for the shares that you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•	Your personal check, a cashier’s check or a money order.

•	Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering your shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if you have not owned the shares of stock for at least six months, or if doing so would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•	Irrevocable directions to a securities broker approved by the Company to sell all or part of the shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding

You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this

Stock Option Agreement

option in your will or by a beneficiary designation. Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments

In the event of a stock split, a reverse stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to their choice of law provisions).

The Plan and Other Agreements

The text of the Plan and the terms of the Notice of Stock Option Grant are incorporated in this Agreement by reference. This Agreement, including the Notice of Stock Option Grant, and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT ATTACHED AS A COVER

SHEET TO THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Stock Option Agreement